Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "THE ENVIROMART COMPANIES, INC.", CHANGING ITS NAME FROM "THE ENVIROMART COMPANIES, INC." TO "ECARD INC.", FILED IN THIS OFFICE ON THE TWENTY-THIRD DAY OF OCTOBER, A.D. 2017, AT 2:23 O`CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

Jeffrey W. Bullock, Secretary of State

5171478 8100
SR# 20176740293

Authentication: 203443428
Date: 10-23-17

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT OF
CERTIFICATE OF INCORPORATION
OF THE ENVIROMART COMPANIES, INC.

The Enviromart Companies, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware, certifies on this 23rd day of October, 2017 that:

1. The board of directors of the Corporation duly adopted the following resolution in accordance with the provisions of the General Corporation Law of the State of Delaware, Section 141 and Section 242:

   "**RESOLVED** that Article First of the Certificate of Incorporation of the Corporation be amended and restated to read in its entirety as follows:

   FIRST: The name of the Corporation is ECARD INC."

2. This amendment to the Certificate of Incorporation of the Corporation has been duly adopted by a majority of the directors of the Corporation in accordance with the provision of General Corporation Law of the State of Delaware, Sections 242(a)(1) and 242(b)(1), as this amendment effects only a change to the Corporation's name.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 23rd day of October, 2017.

By: ____________________

Title: President

Name: Wayne Tsao

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:23 PM 10/23/2017
FILED 02:23 PM 10/23/2017
SR 20176740293 - File Number 5171478